AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of May 1, 2004, is to the Investment Management Agreement made as of the 5th day of May, 1993 and amended and restated as of the 25th day of February, 1994, the 25th day of May, 1995 and the 1st day of January, 2001 (the "Agreement") by and between Templeton Investment Counsel, LLC, a U.S. registered investment adviser and a Delaware limited liability company (the "Manager") and Templeton Institutional Funds, Inc., on behalf of Foreign Equity Series (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and Templeton Institutional Funds, Inc. wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Directors of Templeton Institutional Funds, Inc., including a majority of the Independent Directors of Templeton Institutional Funds, Inc. present in person, approved the following amendment at a meeting called for such purpose on April 20, 2004.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

     0.70%, up to and including $1 billion
     0.68% over $1 billion, up to and including $5 billion 0.66% over $5 billion, up to and including $10 billion 0.64% over $10 billion, up to and including $15 billion 0.62% over $15 billion, up to and including $20 billion 0.60% over $20 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                                    TEMPLETON INVESTMENT COUNSEL, LLC



                                    By:/s/GREGORY E. MCGOWAN
                                       ----------------------------------------
                                        Gregory E. McGowan
                                        Executive Vice President


                                    TEMPLETON INSTITUTIONAL FUNDS, INC.



                                    By:/s/MURRAY L. SIMPSON
                                       ----------------------------------------
                                       Murray L. Simpson
                                       Vice President and Assistant Secretary